UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2005

THE VERMONT TEDDY BEAR CO., INC.

(Exact name of registrant as specified in its chapter)

New York	1-12580	03-0291679
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6655 Shelburne Road, P.O. Box 965, Shelburne, Vermont 05482
(Address of principal executive offices)		(zip code)

(802) 985-3001
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01. Other Events.

On June 14, 2005, the Company was served with a summons and complaint in each of two separate legal actions commenced in the Supreme Court of the State of New York, County of Nassau: an action brought by Keith Griffin of Long Island, New York, filed June 3, 2005; and an action brought by Robert Totero of Sun City Center, Florida, filed June 8, 2005. Both actions allege that the named plaintiffs are shareholders of the Company, who are suing on behalf of themselves and all other similarly situated parties.

The actions seek to challenge the proposed merger transaction reported by the Company in its Current Report on Form 8-K filed on May 17, 2005. Both actions name as defendants the Company and each individual member of the Company's board of directors, as well as other parties. The plaintiffs in both actions make very similar allegations that the defendants breached fiduciary duties to shareholders with respect to the proposed merger transaction and that the proposed merger consideration is inadequate.

Both actions seek to be certified as class actions, with the named plaintiffs to be certified as class representatives, and also seek declaratory and injunctive relief, enjoining the proposed merger transaction, as well as unspecified compensatory damages, attorneys' fees, costs of the litigation, and other unspecified relief. No motions, hearings or other proceedings are currently pending in either action.

The Company has not yet answered the complaints but expects to deny the substantive allegations of the complaints and defend the actions vigorously.

The foregoing can be interpreted as including forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual future developments and results in the shareholder litigations may differ materially from those suggested by the statements above. We cannot predict the ultimate resolution of the above mentioned actions at this time, and there can be no assurance that the litigation will not have a material adverse impact on our financial condition and results of operations.

THE VERMONT TEDDY BEAR CO., INC.

Date: June 20, 2005 /s/ Elisabeth B. Robert

Elisabeth B. Robert, President and

Chief Executive Officer